Exhibit 99.1

HighPeak Energy, Inc. Announces Fourth Quarter 2022 Results and Reaffirms 2023 Outlook

Fort Worth, Texas, March 6, 2023 (GLOBE NEWSWIRE) - HighPeak Energy, Inc. (“HighPeak” or the “Company”) (NASDAQ: HPK) today announced financial and operating results for the fourth quarter 2022 and reaffirmed its 2023 outlook.

Highlights

●

Fourth quarter 2022 sales volumes averaged 37,348 barrels of crude oil equivalent per day (“Boe/d”), an increase of approximately 42% and 151% compared with third quarter 2022 and fourth quarter 2021, respectively, consisting of approximately 85% crude oil and 94% liquids.

●	Fourth quarter 2022 exit sales volumes were approximately 39,900 Boe/d, an increase of approximately 172% year over year.

●	EBITDAX (a non-GAAP financial measure defined and reconciled below) was $220.9 million and $577.1 million for the three months and year ended December 31, 2022, respectively.

●

The Company’s year-end 2022 proved reserves increased approximately 92% year over year to 123.0 MMBoe. The growth in reserves was the result of replacement ratios of 546% and 757% through the drill bit and drill bit including acquisitions, respectively. The Company’s year-end 2022 PV-10 reserve value (a non-GAAP financial measure detailed below) increased to approximately $3.9 billion using SEC pricing.

●	Fourth quarter 2022 lease operating expenses decreased to $6.94 per Boe, a reduction of approximately 15% quarter over quarter.

●

The Company extended the development potential of the Lower Spraberry formation into Borden County based on results from three Lower Spraberry wells that have similar production profiles to our legacy Flat Top area.

●	At December 31, 2022, the Company had an additional 65 gross (57.5 net) horizontal wells in various stages of drilling and completion that are expected to come online during the first half of 2023.

Statement from the Chairman and CEO

HighPeak Chairman and CEO, Jack Hightower said:

I am proud to report HighPeak posted strong year-end 2022 results that were in line with our expectations and further substantiate our long-term strategic plan. We have one of the best margins due to our product mix as well as some of the lowest all-in cash costs among our peer group. These two factors make our BOEs some of the most profitable in the business.

Our two contiguous blocks in the Midland Basin totaling over 112,000 acres, with oil-rich rock, further differentiates us during a depressed natural gas market. With our industry-leading margins, we are on course to reach the inflection point of free cash flow generation during the second half of 2023. Considering current inventory of 1,300 primary delineated locations and 1,200 upside locations expected to generate 14-25 years of free cash flow harvest, I am confident in our ability to optimize value for our shareholders, whether it’s through sustaining operations or implementing strategic alternatives.

2023 Development Outlook

The Company expects to average four to five (4-5) drilling rigs and two to three (2-3) frac crews during 2023 under its current development plan, assuming commodity prices and rates of return remain attractive. Given the dynamic nature of the global economy and the ongoing conflict between Russia and Ukraine, the Company is maintaining flexibility in its capital plan and will continue to evaluate drilling and completion activity on an economic basis, with future activity levels assessed monthly.

Production (Boe/d)

●	Average production rate	47,000 – 53,000
●	Exit production rate	58,000 – 66,000

Capex ($MM)

●	Gross Operated Wells TIL	135 – 145
●	Capital Expenditures, D,C,E&F$	1,100 - $1,200
●	Capital Expenditures, Infra/Land/Other	$50 - $60
●	Total Capital Expenditures	$1,150 - $1,260

Unit Measures ($/Boe)

●	Lease Operating Expenses	$5.25 - $5.75
●	General & Administrative	$0.75 - $1.00

Fourth Quarter 2022 Operational Update

The Company’s sales volumes during the fourth quarter of 2022 averaged 37,348 Boe/d, an increase of approximately 42% compared with third quarter 2022, consisting of approximately 85% oil and 94% liquids. Fourth quarter 2022 sales volumes were sourced from approximately 161 gross (147.8 net) producing horizontal wells.

During the fourth quarter of 2022, the Company drilled 33 gross (31.8 net) operated horizontal wells utilizing six drilling rigs. The Company completed 25 gross (22.4 net) operated producing wells. At December 31, 2021, the Company had 54 gross (46.8 net) wells in various stages of completion and was also drilling 11 gross (10.7 net) wells.

President Michael Hollis commented, “We continue to be nimble in our drilling program, making any adjustment necessary to minimize capital expenditures and reduce lease operating expenses. Fortunately, we were the original architect of the majority of our asset base which allowed us to design a blueprint for optimal efficiency and environmental stewardship from the beginning. In addition, HighPeak’s well performance in 2022 outpaced prior years, and this trajectory continues into 2023. Our oil-weighted inventory has some of the smallest parent child associated risks of all our Permian Basin peers and positions us to maximize our future capital efficiency and returns.”

Mr. Hollis continued “The majority of our fourth quarter production volumes were sourced from about 150 gross producing horizontal wells, excluding wells in the initial flowback stage, which showcases the high productivity level of our rock. We also extended our Lower Spraberry play to the north and east of our legacy Flat Top area with very similar well results. We underwrote the Borden County acquisitions on the Wolfcamp A formation only, and now, by proving this additional zone across the acreage position, have generated significant additional shareholder value. I am so proud of the entire HighPeak organization for all their hard work. We have a tremendous amount of activity taking place, and our team continues to exceed expectations.”

Fourth Quarter 2022 Financial Results

HighPeak reported net income of $67.9 million for the fourth quarter of 2022, or $0.53 per diluted share.  EBITDAX (a non-GAAP financial measure as defined and reconciled below) was $220.9 million, or $1.71 per diluted share.

Fourth quarter average realized prices were $84.67 per barrel of crude oil, $26.19 per barrel of NGL and $3.41 per Mcf of natural gas, resulting in an overall realized price of $75.06 per Boe, or 91% of the weighted average of NYMEX crude oil prices, excluding the effects of derivatives. HighPeak’s cash costs for the fourth quarter were $12.54 per Boe including lease operating expenses of $6.94 per Boe, production and ad valorem taxes of $3.67 per Boe and cash G&A expenses of $1.93 per Boe. The Company’s unhedged cash margin was $62.52 per Boe, or 76% of the weighted average of NYMEX crude oil prices for the quarter.

HighPeak’s fourth quarter 2022 capital expenditures to drill, complete, equip, provide facilities and to build water and power infrastructure were approximately $321.6 million. In addition, the Company incurred capital expenditures of approximately $4.0 million primarily related to leasehold acquisitions.

The Company also completed a senior unsecured note offering for $250.0 million due 2024 for aggregate proceeds of $223.7 million, net of original issue discounts and debt issuance costs.

At December 31, 2022, the Company had $745.0 million in long-term debt and $30.5 million of cash on hand.

Hedging Update

As of December 31, 2022, the Company had crude oil swaps in place to hedge 1.72 million barrels of its 2023 crude oil production, or 4,718 barrels of oil per day, at an average swap price of $71.59 per barrel. In addition, the Company has deferred premium put options in place for 2023 and 2024 totaling 1.93 million barrels and 1.37 million barrels or 5,282 and 3,743 barrels of oil per day, respectively, with deferred premiums of $5.00 per barrel and floor prices averaging $58.43 and $51.50 for 2023 and 2024, respectively. The Company’s crude oil derivative contracts are based on reported settlement prices on the New York Mercantile Exchange for West Texas Intermediate pricing.

Year End 2022 Proved Reserves

As of December 31, 2022, HighPeak Energy’s estimated proved reserves, prepared by Cawley, Gillespie & Associates, Inc., increased approximately 92% to 123.0 MMBoe consisting of 80% crude oil, 12% NGL and 8% natural gas compared with December 31, 2021 estimated proved reserves. Proved developed reserves increased 114% to 61.3 MMBoe and were 50% of the Company’s total proved reserves. The Company’s PV-10, was approximately $3.9 billion at year end 2022, an increase of approximately 189%, compared with $1.3 billion at year end 2021, each based on pricing guidelines established by the Securities and Exchange Commission (“SEC”). 2022 SEC pricing was $93.67 per barrel of crude oil and $6.358 per MMBtu of natural gas, before adjustments for price differentials. Natural gas liquids realized pricing for the 2022 proved reserve report was $36.69 per barrel.

	SEC PRICING
	Crude Oil (MBbl)	NGL (MBbl)	Natural Gas (MMcf)	Total (MBoe)	PV-10 ($M)
Proved developed producing	40,428	7,041	29,028	52,308	$1,947
Proved developed nonproducing	7,417	927	3,641	8,950	373
Total proved developed reserves	47,845	7,968	32,669	61,258	2,320
Proved undeveloped	50,971	6,401	25,969	61,700	1,552
Total proved reserves	98,816	14,369	58,638	122,958	$3,872

Dividends

During 2022, the Company’s Board of Directors approved quarterly dividends of $0.025 per share which resulted in a total of $10.4 million in dividends paid to stockholders during the year. In addition, in January 2023, the Company’s Board of Directors declared a quarterly dividend of $0.025 per share which resulted in a total of $2.8 million in dividends paid to stockholders on February 24, 2023.

Conference Call

HighPeak Energy will host a conference call and webcast on Tuesday, March 7, 2023 at 10:00 a.m. Central Time for investors and analysts to discuss its results for the fourth quarter of 2022 as well as provide an overview of recent activities and its 2023 operating plan. Conference call participants may register for the call here. Access to the live audio-only webcast and replay of the earnings release conference call may be found here. A live broadcast of the earnings conference call will also be available on the HighPeak Energy website at www.highpeakenergy.com under the “Investors” section of the website. A replay will also be available on the website following the call.

When available, a copy of the Company’s earnings release, investor presentation and Annual Report on Form 10-K may be found on its website at www.highpeakenergy.com.

Conference Participation

HighPeak Energy will participate in the upcoming 35th Annual Roth Conference in one-on-one meetings to be held from March 12-14, 2023. The meetings will not be webcast. The Company will use its March 2023 investor presentation for this event. The Company’s March investor presentation will be posted to its website before market open on Tuesday, March 7, 2023.

About HighPeak Energy, Inc.

HighPeak Energy, Inc. is a publicly traded independent crude oil and natural gas company, headquartered in Fort Worth, Texas, focused on the acquisition, development, exploration and exploitation of unconventional crude oil and natural gas reserves in the Midland Basin in West Texas. For more information, please visit our website at www.highpeakenergy.com.

Cautionary Note Regarding Forward-Looking Statements

The information in this press release contains forward-looking statements that involve risks and uncertainties. When used in this document, the words “believes,” “plans,” “expects,” “anticipates,” “forecasts,” “intends,” “continue,” “may,” “will,” “could,” “should,” “future,” “potential,” “estimate” or the negative of such terms and similar expressions as they relate to HighPeak Energy, Inc. (“HighPeak Energy,” the “Company” or the “Successor”) are intended to identify forward-looking statements, which are generally not historical in nature. The forward-looking statements are based on the Company's current expectations, assumptions, estimates and projections about the Company and the industry in which the Company operates. Although the Company believes that the expectations and assumptions reflected in the forward-looking statements are reasonable as and when made, they involve risks and uncertainties that are difficult to predict and, in many cases, beyond the Company's control. For example, the Company’s review of strategic alternatives may not result in a sale of the Company, a recommendation that a transaction occur or result in a completed transaction, and any transaction that occurs may not increase shareholder value, in each case as a result of such risks and uncertainties.

These risks and uncertainties include, among other things, the results of the strategic review being undertaken by the Company’s Board and the interest of prospective counterparties, the Company’s ability to realize the results contemplated by the 2023 and 2024 guidance contained herein, volatility of commodity prices, product supply and demand, the impact of a widespread outbreak of an illness, such as the coronavirus disease pandemic, on global and U.S. economic activity, competition, the ability to obtain environmental and other permits and the timing thereof, other government regulation or action, the ability to obtain approvals from third parties and negotiate agreements with third parties on mutually acceptable terms, litigation, the costs and results of drilling and operations, availability of equipment, services, resources and personnel required to perform the Company's drilling and operating activities, access to and availability of transportation, processing, fractionation, refining and storage facilities, HighPeak Energy's ability to replace reserves, implement its business plans or complete its development activities as scheduled, access to and cost of capital, the financial strength of counterparties to any credit facility and derivative contracts entered into by HighPeak Energy, if any, and purchasers of HighPeak Energy's oil, natural gas liquids and natural gas production, uncertainties about estimates of reserves, identification of drilling locations and the ability to add proved reserves in the future, the assumptions underlying forecasts, including forecasts of production, expenses, cash flow from sales of oil and gas and tax rates, quality of technical data, environmental and weather risks, including the possible impacts of climate change, cybersecurity risks and acts of war or terrorism. These and other risks are described in the Company's Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K and other filings with the SEC. The Company undertakes no duty to publicly update these statements except as required by law.

Reserve engineering is a process of estimating underground accumulations of hydrocarbons that cannot be measured in an exact way. The accuracy of any reserve estimate depends on the quality of available data, the interpretation of such data and price and cost assumptions made by reserve engineers. Reserves estimates included herein may not be indicative of the level of reserves or PV-10 value of oil and natural gas production in the future, as they are based on prices significantly higher than current commodity prices. In addition, the results of drilling, testing and production activities may justify revisions of estimates that were made previously. If significant, such revisions could impact HighPeak’s strategy and change the schedule of any further production and development drilling. Accordingly, reserve estimates may differ significantly from the quantities of oil and natural gas that are ultimately recovered.

Use of Projections

The financial, operational, industry and market projections, estimates and targets in this press release (including production, operating expenses and capital expenditures in future periods) are based on assumptions that are inherently subject to significant uncertainties and contingencies, many of which are beyond the Company’s control. The assumptions and estimates underlying the projected, expected or target results are inherently uncertain and are subject to a wide variety of significant business, economic, regulatory and competitive risks and uncertainties that could cause actual results to differ materially from those contained in the financial, operational, industry and market projections, estimates and targets, including assumptions, risks and uncertainties described in “Cautionary Note Regarding Forward-Looking Statements” above. These projections are speculative by their nature and, accordingly, are subject to significant risk of not being actually realized by the Company. Projected results of the Company for 2024 are particularly speculative and subject to change. Actual results may vary materially from the current projections, including for reasons beyond the Company’s control. The projections are based on current expectations and available information as of the date of this release. The Company undertakes no duty to publicly update these projections except as required by law.

Drilling Locations

The Company has estimated its drilling locations based on well spacing assumptions and upon the evaluation of its drilling results and those of other operators in its area, combined with its interpretation of available geologic and engineering data. The drilling locations actually drilled on the Company’s properties will depend on the availability of capital, regulatory approvals, commodity prices, costs, actual drilling results and other factors. Any drilling activities conducted on these identified locations may not be successful and may not result in additional proved reserves. Further, to the extent the drilling locations are associated with acreage that expires, the Company would lose its right to develop the related locations.

HighPeak Energy, Inc. Unaudited Condensed Consolidated Balance Sheet Data (In thousands)

	December 31,
	2022	2021
Current assets:
Cash and cash equivalents	$30,504	$34,869
Accounts receivable	96,596	39,378
Inventory	13,275	3,304
Prepaid expenses	4,133	7,154
Derivatives	17	2,199
Deposits	—	50
Total current assets	144,525	86,954
Crude oil and natural gas properties, using the successful efforts method of accounting:
Proved properties	2,270,236	699,701
Unproved properties	114,665	108,392
Accumulated depletion, depreciation and amortization	(259,962)	(82,478)
Total crude oil and natural gas properties, net	2,124,939	725,615
Other property and equipment, net	3,587	1,600
Other noncurrent assets	6,431	4,791
Total assets	$2,279,482	$818,960

Current liabilities:
Accounts payable - trade	$105,565	$38,144
Accrued capital expenditures	91,842	26,106
Derivatives	16,702	13,591
Revenues and royalties payable	15,623	7,502
Other accrued liabilities	15,600	6,124
Accrued interest	13,152	179
Advances from joint interest owners	7,302	10,841
Other current liabilities	343	513
Total current liabilities	266,129	103,000
Noncurrent liabilities:
Long-term debt, net	704,349	97,929
Deferred income taxes	131,164	55,802
Asset retirement obligations	7,502	4,260
Derivatives	691	4,075
Other current liabilities	—	831
Commitments and contingencies

Stockholders' equity
Common stock	11	10
Additional paid-in capital	1,008,896	617,489
Retained earnings (accumulated deficit)	160,740	(64,436)
Total stockholders' equity	1,169,647	553,063
Total liabilities and stockholders' equity	$2,279,482	$818,960

HighPeak Energy, Inc.
Unaudited Condensed Consolidated Statements of Operations
(in thousands, except per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2022	2021	2022	2021
Operating Revenues:
Crude oil sales	$248,164	$93,813	$715,469	$210,453
Natural gas and NGL sales	9,751	4,852	40,217	9,671
Total operating revenues	257,915	98,665	755,686	220,124
Operating Costs and Expenses:
Crude oil and natural gas production	23,851	11,424	69,599	25,053
Production and ad valorem taxes	12,607	4,756	38,440	10,746
Exploration and abandonments	466	407	1,149	1,549
Depletion, depreciation and amortization	83,211	21,464	177,742	65,201
Accretion of discount	125	51	370	167
General and administrative	6,637	3,843	12,470	8,885
Stock-based compensation	4,142	3,782	33,352	6,676
Total operating costs and expenses	131,039	45,727	333,122	118,277
Income from operations	126,876	52,938	422,564	101,847
Interest and other income	13	—	266	1
Interest expense	(21,468)	(1,331)	(50,610)	(2,484)
Derivative loss, net	(17,518)	(2,318)	(60,005)	(26,734)
Other expense	—	(40)	—	(167)
Income before income taxes	87,903	49,249	312,215	72,463
Income tax expense	20,004	12,224	75,361	16,904
Net income	$67,899	$37,025	$236,854	$55,559

Earnings per share:
Basic net income	$0.56	$0.36	$2.04	$0.55
Diluted net income	$0.53	$0.35	$1.93	$0.54

Weighted average shares outstanding:
Basic	111,042	94,546	104,738	93,127
Diluted	117,249	97,804	111,164	94,772

Dividends declared per share	$0.025	$—	$0.100	$0.125

HighPeak Energy, Inc.
Unaudited Condensed Consolidated Statements of Cash Flows
(in thousands)

	Year Ended December 31,
	2022	2021
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$236,854	$55,559
Adjustments to reconcile net income to net cash provided by operations:
Exploration and abandonment expense	146	742
Depletion, depreciation and amortization expense	177,742	65,201
Accretion expense	370	167
Stock based compensation expense	33,352	6,676
Amortization of debt issuance costs	5,635	498
Amortization of discounts on 10.000% Senior Notes and 10.625% Senior Notes	7,735	—
Derivative-related activity	1,909	15,467
Deferred income taxes	75,361	16,904
Changes in operating assets and liabilities:
Accounts receivable	(57,218)	(31,655)
Prepaid expenses, inventory and other assets	(11,959)	(7,053)
Accounts payable, accrued liabilities and other current liabilities	34,087	24,509
Net cash provided by operating activities	504,014	147,015
CASH FLOWS FROM INVESTING ACTIVITIES:
Additions to crude oil and natural gas properties	(1,046,739)	(236,242)
Changes in working capital associated with crude oil and natural gas property additions	128,938	37,259
Acquisitions of crude oil and natural gas properties	(262,363)	(54,045)
Proceeds from sales of properties	—	3,366
Other property additions	(2,244)	(709)
Net cash used in investing activities	(1,182,408)	(250,371)
CASH FLOWS FROM FINANCING ACTIVITIES:
Borrowings under Credit Agreement	925,000	120,000
Repayments under Credit Agreement	(755,000)	(20,000)
Proceeds from issuance of 10.000% Senior Notes and 10.625% Senior Notes, net of discount	440,179	—
Debt issuance costs	(17,128)	(2,169)
Proceeds from issuance of common stock in private placement	85,000	—
Proceeds from public stock offering	—	25,300
Proceeds from exercises of warrants	7,805	5,466
Proceeds from subscription receivable from exercises of warrants	—	3,596
Proceeds from exercises of stock options	120	1,573
Dividends paid	(10,412)	(11,593)
Dividend equivalents paid	(1,196)	(1,037)
Stock offering costs	(339)	(2,463)
Net cash provided by financing activities	674,029	118,673
Net (decrease) increase in cash and cash equivalents	(4,365)	15,317
Cash and cash equivalents, beginning of period	34,869	19,552
Cash and cash equivalents, end of period	$30,504	$34,869

HighPeak Energy, Inc.
Unaudited Summary Operating Highlights

	Three Months Ended December 31,		Year Ended December 31,
	2022	2021	2022	2021
Sales volumes:
Crude oil (Bbls)	2,931,136	1,211,198	7,562,231	3,002,200
NGLs (Bbls)	303,780	89,486	820,769	223,596
Natural gas (Mcf)	1,206,337	410,072	3,323,396	1,020,186
Total (Boe)	3,435,972	1,369,029	8,936,899	3,395,827

Daily sales volumes:
Crude oil (Bbls/d)	31,860	13,165	20,718	8,225
NGLs (Bbls/d)	3,302	973	2,249	613
Natural gas (Mcf/d)	13,112	4,457	9,105	2,795
Total (Boe/d)	37,348	14,881	24,485	9,304

Revenues (in thousands):
Crude oil sales	$248,164	$93,813	$715,469	$210,453
Crude oil derivative settlements	3,159	(6,252)	(61,360)	(11,267)
NGL and natural gas sales	9,751	4,852	40,217	9,671
Natural gas derivative settlements	2,889	—	3,264	—
Total revenues, including derivative settlements	$263,963	$92,413	$697,590	$208,857

Average sales prices:
Crude oil (per Bbl)	$84.67	$77.45	$94.61	$70.10
Crude oil derivative settlements (per Bbl)	1.08	(5.16)	(8.11)	(3.75)
NGL (per Bbl)	26.19	41.02	35.67	35.11
Natural gas (per Mcf)	3.41	5.05	5.36	3.88
Natural gas derivative settlements (per Mcf)	2.40	—	0.98	—
Total, including derivative settlements (per Boe)	$76.82	$67.50	$78.06	$61.50

Weighted average NYMEX WTI ($/Bbl)	$82.43	$77.28	$92.12	$70.50
Weighted average NYMEX Henry Hub ($/Mcf)	6.26	5.78	6.84	4.36

Realization to benchmark
Crude oil	103%	100%	103%	99%
Natural gas	54%	87%	78%	89%

Operating costs and expenses (in thousands):
Lease operating expenses	$23,851	$11,424	$69,599	$25,053
Production and ad valorem taxes	12,607	4,756	38,440	10,746
General and administrative expenses	6,637	3,843	12,470	8,885
Depletion, depreciation and amortization	83,211	21,464	177,742	65,201

Operating costs and expenses per Boe:
Lease operating expenses	$6.94	$8.34	$7.79	$7.38
Production and ad valorem taxes	3.67	3.47	4.30	3.16
General and administrative expenses	1.93	2.81	1.40	2.62
Depletion, depreciation and amortization	24.22	15.68	19.89	19.20

HighPeak Energy, Inc.
Unaudited Reconciliation of Net Income to EBITDAX
(in thousands)

	Three Months Ended December 31,		Year Ended December 31,
	2022	2021	2022	2021
Net income	$67,899	$37,025	$236,854	$55,559
Interest expense	21,468	1,331	50,610	2,484
Interest and other income	(13)	—	(266)	(1)
Income tax expense	20,004	12,224	75,361	16,904
Depletion, depreciation and amortization	83,211	21,464	177,742	65,201
Accretion of discount	125	51	370	167
Exploration and abandonment expense	466	407	1,149	1,549
Stock based compensation	4,142	3,782	33,352	6,676
Derivative related noncash activity	23,565	(3,935)	1,909	15,467
Other expense	—	40	—	167
EBITDAX	$220,867	$72,389	$577,081	$164,173

HighPeak Energy, Inc.
Unaudited Reserve Replacement Computation

MBoe
Proved Reserves on December 31, 2021	64,213
Extensions, discoveries and revisions	48,776
Purchase of reserves-in-place	18,906
Production	(8,937)
Proved Reserves on December 31, 2022	122,958

Reserve Replacement:
With the drill bit	546%
With the drill bit and acquisitions	757%

HighPeak Energy, Inc.
Unaudited Reconciliation of PV-10 to Standardized Measure
(in thousands)

As of December 31, 2022	Total Proved
Present value of estimated future net cash flows (PV-10)	$3,872,045
Present value of future income taxes and abandonment costs	(455,537)
Standardized measure	$3,416,508

HighPeak Energy, Inc.
Unaudited Cash Margin Reconciliation
(in thousands, except per Boe data)

	Three Months Ended December 31,		Year Ended December 31,
	2022	2021	2022	2021
Crude oil, NGL and natural gas sales revenue	$257,915	$98,665	$755,686	$220,124
Less: Lease operating expenses	(23,573)	(11,103)	(66,933)	(24,729)
Less: Workover expenses	(278)	(321)	(2,666)	(324)
Less: Production and ad valorem taxes	(12,607)	(4,756)	(38,440)	(10,746)
Less: General and administrative expenses	(6,637)	(3,843)	(12,470)	(8,885)
Cash Margin	$214,820	$78,642	$635,177	$175,440
Divided by: Sales volumes (MBoe)	3,436.0	1,369.0	8,936.9	3,395.8
Cash Margin per Boe, excluding effects of derivatives	$62.52	$57.44	$71.07	$51.66

Cash Margin	$214,820	$78,642	$635,177	$175,440
General and administrative expenses	$6,637	$3,843	$12,470	$8,885
Divided by: Sales volumes (MBoe)	3,436.0	1,369.0	8,936.9	3,395.8
Cash Operating Margin per Boe, excluding effects of derivatives	$64.45	$60.25	$72.47	$54.28

Investor Contact:

Ryan Hightower

Vice President, Business Development

817.850.9204

rhightower@highpeakenergy.com

Source: HighPeak Energy, Inc.